EXECUTION VERSION

Exhibit 10.17

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

By and Between

Berry Petroleum Company

and

Orion Energy Partners L.P.

February 23, 2006

Exhibit 10.17

-i-

Exhibit 10.17

(continued)

-ii-

Exhibit 10.17

(continued)

		Page

11.9	Entire Agreement	31
11.10	Severability	31
11.11	Assignability; Binding Effect	31
11.12	Captions and Gender	31
11.13	Execution in Counterparts/Third Party Beneficiaries	31
11.14	Amendments	31
11.15	Publicity and Disclosures	32
11.16	Disclosure Schedules	32

-iii-

Exhibit 10.17

(continued)

SCHEDULES

Schedule 3.5	Consents and Approvals
Schedule 3.8	POC Consents
Schedule 3.10	Liabilities
Schedule 3.11	Material Adverse Changes
Schedule 3.14	Contracts

EXHIBITS

Exhibit A	PGR Leases & PGR Wells
Exhibit B	Form of Assignment for Transfer of POC Units
Exhibit C	Form of Assignment and Bill of Sale for Direct Assignment
Exhibit D	Form of Opinion of the Company’s Counsel
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Form of Escrow Agreement

-iv-

Exhibit 10.17

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (“Agreement”) dated as of February 23, 2006 by and between Berry Petroleum Company, a Delaware corporation (“Buyer”) and Orion Energy Partners L.P., a Delaware limited partnership (the “Company”). Unless herein otherwise defined, capitalized terms used in this Agreement are defined in Section 1.

RECITALS

WHEREAS, Buyer, the Company and the holders of equity securities of the Company entered into that certain Purchase and Sale Agreement dated as of January 26, 2006 (the “Original Agreement”);

WHEREAS, the Original Agreement contemplated that Buyer and the Company would execute this Agreement if the Company was able to obtain the requisite consents and approvals to allow it to transfer and assign the PGR LLC Interests (as defined below) to a newly formed, wholly owned subsidiary of the Company and to sell its interest in such wholly owned subsidiary to Buyer and if the Company elected to proceed in such manner;

WHEREAS, the Company owns 50% of the issued and outstanding limited liability company interests (the “PGR LLC Interests”) of Piceance Gas Resources, LLC, a Colorado limited liability company (“PGR”). PGR owns certain rights and interests in and to the leasehold estates created by the oil and gas leases described on Exhibit A hereto (the “PGR Leases”) and the oil and gas wells located on the PGR Leases (the “PGR Wells”) and other real and personal properties described on Exhibit A (collectively, the “PGR Assets”);

WHEREAS, the Company has obtained such consents and approvals to transfer and assign its PGR LLC Interests to Piceance Operating Company, LLC, a Colorado limited liability company (“POC) formed for the purposes of holding the Company’s PGR LLC Interest and the PGR Assets, and elects to sell its 100% interest in POC (the “POC Units”) to Buyer under this Agreement;

WHEREAS, prior to the Closing Date (as defined herein), the Company will transfer and assign the PGR LLC Interests to POC and cause POC to redeem all of the PGR LLC Interests in consideration of the assignment by PGR to POC of a direct interest in POC’s proportionate share of the PGR Assets as reflected on Exhibit A hereto (the “Direct Assignment”). After the Direct Assignment, the term “PGR Assets” shall refer to POC’s direct percentage interest in the PGR Assets.

WHEREAS, the Company desires to sell to Buyer and Buyer desires to acquire from the Company all of the POC Units.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, herein set forth, the parties hereto agree as follows:

Exhibit 10.17

Section 1.	Definitions.

In addition to any terms defined elsewhere in this Agreement, unless otherwise specifically provided herein, the following terms shall have the following meanings for all purposes when used in this Agreement, and in any note, agreement, certificate, report or other document made or delivered in connection with this Agreement:

(a)    “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by or under common control with such specified Person; provided that the Company shall not be considered an Affiliate of any Seller.

(b)    “Allocated Value” The term “Allocated Value” shall mean the value allocated to the PGR Leases as set forth in Exhibit A.

(c)    “BLM” means the Federal Bureau of Land Management.

(d)    “Defect Value” means the amount by which the Allocated Value of a Defective Interest has been reduced by a Title Defect. In determining which portion of a PGR Lease is a Defective Interest, it is the intent of the parties to include, to the extent possible, only that portion of the PGR Lease materially and adversely affected by the defect. The Defect Value shall be determined by the parties in good faith taking into account all relevant factors, including without limitation, the following:

(1)    If the Title Defect is a lien or encumbrance on the PGR Lease, the Defect Value shall be the cost of removing such lien or encumbrance.

(2)    If the Title Defect is an actual reduction in NRI, the Defect Value shall be the Allocated Value for the particular PGR Lease, proportionately reduced by the ratio of the actual NRI to the represented NRI.

(3)    If the Title Defect does not fall into subsection (1) or (2), then the Defect Value shall be determined by the parties in good faith, taking into account all relevant factors, including without limitation, the following:

(A)   The Allocated Value of the affected PGR Lease;

(B)    The current status of the Defective Interest (i.e., proved developed producing, etc.) and if such interest is producing, the present value of the future cash flow, net of capital expenditures, expected to be generated therefrom;

(C)    If the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and

(D)   The legal effect of the Title Defect.

(e)    “Defective Interest” means a PGR Lease affected by a Title Defect that reduces the Allocated Value of the affected PGR Lease by more than One Hundred Fifty Thousand Dollars ($150,000.00).

Exhibit 10.17

(f)    “Defensible Title” The term “Defensible Title” with respect to the PGR Wells and PGR Leases means such title to the PGR Wells and PGR Leases, as reflected in the records of the county or counties where the PGR Assets are located as of the Closing, that, subject to and except for Permitted Encumbrances: (i) entitles PGR to receive not less than the net revenue interest for the formations set forth for each PGR Well and PGR Lease on Exhibit A (“NRI”); (ii) obligates PGR to bear costs and expenses relating to the maintenance, development, operation and the production of hydrocarbons from the formations from each PGR Well and PGR Lease in an amount not greater than the working interest set forth in Exhibit A (“WI”); and (iii) is free and clear of liens, encumbrances and defects.

(g)    “Environmental Assessment” has the meaning set forth in Section 5.2(c).

(h)    “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time, applied on a consistent basis which are applicable as of the date on which any calculation is to be made under this Agreement or as of the date on which any financial statement is to be prepared under this Agreement.

(i)    “General Partner” shall mean Orion Energy Partners, Inc., a Delaware corporation, the general partner of the Company.

(j)    “JOA” means the AAPL form Joint Operating Agreement initialed by the members of PGR on February 16 and ratified and adopted by the members of PGR as of February 14, 2005.

(k)    “Losses” shall mean losses, damages, claims and costs (including reasonable attorneys’ fees and expenses, but excluding consequential, incidental, exemplary and punitive damages).

(l)    “Permitted Encumbrances” shall mean:

(1)    lessors’ royalties, overriding royalties, proceeds interests, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRIs below those set forth on Exhibit A;

(2)    statutory liens for Taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(3)    all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable PGR Leases if the same are customarily sought after such conveyance;

(4)    rights of reassignment contained in any PGR Leases providing for reassignment upon the surrender or expiration of any PGR Leases;

(5)    easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the PGR Leases or any restriction on access thereto that do not materially interfere with the operation of the affected PGR Wells or PGR Leases;

Exhibit 10.17

(6)    such Title Defects as Buyer has waived;

(7)    the terms and conditions of the Contracts to the extent such terms and conditions do not cause the NRI to be less than or the WI to be more than as set forth in Exhibit A for the applicable PGR Wells or PGR Leases;

(8)    statutory materialmens’, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the PGR Wells or PGR Leases (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if the validity of any such lien is being contested in good faith by appropriate action;

(9)    rights reserved to or vested in any federal, state or local governmental body, authority or agency to control or regulate any of the PGR Wells or PGR Leases in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the PGR Leases;

(10)          any required third party consents to assignments of Contracts or property and similar agreements burdening any of the PGR Leases (excluding those covered by the provisions of Section 4.5 which shall be exclusively dealt with pursuant to Section 4.5);

(11)          liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts (i) not yet delinquent or, (ii) if delinquent, being contested in good faith in the ordinary course of business;

(12)          all matters of record as of the date of this Agreement unless the matter has properly been identified as a Title Defect in a Notice of Defective Interests;

(13)          any defects, irregularities or deficiencies in title to easements, rights-of-way or other agreements that, individually or in the aggregate, do not materially adversely affect the ownership, operation, value or use of any of the PGR Wells or PGR Leases;

(14)          carried interests described in Section 7 of the Membership Interest Purchase Agreement between the Company and PGR Partners, LLC dated February 16, 2005; and

(15)          all other liens, charges, encumbrances, instruments, obligations, defects and irregularities affecting the PGR Wells or PGR Leases that do not (or would not upon foreclosure or other enforcement) reduce the NRI set forth in Exhibit A nor prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the working interest set forth in Exhibit A nor are such, individually or in the aggregate, as materially interfere with or detract from the ownership, operation, value or use of any of the PGR Wells or PGR Leases.

Exhibit 10.17

(m)    “Person” means any individual, corporation, limited or general partnership, limited liability company, business trust, or other association or business entity created and/or recognized by State statute, or governmental entity.

(n)    “PGR LLC Agreement” means the Limited Liability Company Agreement of PGR, dated effective as of February 14, 2005, among the members of PGR.

(o)    “POC LLC Agreement” means the Operating Agreement of POC, dated December 12, 2005 between POC and the Company.

(p)    “Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

(q)    “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, production, severance (and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom), occupation, property, or other taxes, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority upon the Company, POC or PGR.

(r)    “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(s)    “Title Defect” means any lien, encumbrance, adverse claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders PGR’s title to the particular PGR Wells or PGR Leases less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1)    defects based solely on an assertion that PGR’s files lack information, provided that any missing information material to the evaluation of the PGR Leases can be obtained by the reasonable efforts of Buyer;

(2)    defects in the early chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides a reasonable basis for the assertion that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant PGR Lease;

Exhibit 10.17

(3)    defects arising out of lack of survey, unless a survey is required by applicable law;

(4)    defects arising out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that the action was not authorized and results in another party’s actual and superior claim of title to the particular PGR Well or PGR Lease;

(5)    defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

(6)    defects asserting a change in WI or NRI based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the date of this Agreement;

(7)    title requirements customarily considered as advisory or waivable as a matter of prudent business judgment.

The following terms have the meanings set forth in the Section opposite such term:

Term	Section

Adjusted Purchase Price	2.3(a)
Breach	10.2
Buyer Representatives	7.4
Buyer Indemnified Persons	11.3
Closing	2.4
Closing Date	2.4
Closing Statement	2.3(b)
Code	3.13(g)
Contracts	3.14
CPR Rules	11.4
Defect Notice Date	4.1(a)
Defensible Title	1(h)
Deposit	2.2
Direct Assignment	Recitals
Interest Additions	4.2
NRI	1(h)
Original Agreement	Recitals
Permits	3.20(b)
Permitted Encumbrances	1(p)
PGR	Recitals
PGR Assets	Recitals
PGR Financial Statements	3.9
PGR Leases	Recitals
PGR LLC Interests	Recitals

Exhibit 10.17

Term	Section

PGR Wells	Recitals
POC	Recitals
POC Units	Recitals
Purchase Price	2.3(a)
Purchase Price Adjustment	2.3(c)
SEC	5.2(b)
Seller Indemnified Persons	11.4
Survival Period	11.2
Termination Date	10.1(b)
Title Defect Adjustment	4.1(b)(1)
Title Threshold Amount	4.1(b)
Value of Interest Addition	4.2
WI	1(h)

Section 2.	Transfer of POC Units; Purchase Price.

2.1   Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Company agrees to sell to Buyer and Buyer agrees to purchase from the Company, the POC Units.

2.2   Deposit. On the date of the Original Agreement, Buyer paid to the Company the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) as a deposit (the “Deposit”) to be credited to the Adjusted Purchase Price at Closing. The Deposit shall be refunded to Buyer if, and only if, this Agreement is terminated pursuant to Section 10.1 so long as such termination is not the result of Buyer’s Breach. The Deposit shall not be interest bearing.

2.3   Purchase Price

(a)    Purchase Price. The purchase price (the “Purchase Price”) to be paid by Buyer to the Company for the POC Units shall be One Hundred Fifty Million Dollars ($150,000,000), which as adjusted pursuant to Section 2.3(c) shall be referred to as the “Adjusted Purchase Price.”

(b)    Closing Statement. The Company will prepare and deliver to Buyer at least two business days prior to Closing a closing statement related to the PGR Assets as of the Closing Date (the “Closing Statement”). The Closing Statement shall reflect the various adjustments to the Purchase Price provided in Section 2.3(c) based on operational activities with respect to the PGR Assets from October 1, 2005 until the Closing Date and any Title Defect Adjustment or Interest Addition Adjustment. Such Closing Statement shall include the calculations used in determining the Title Defect Adjustment and the Interest Addition Adjustment and shall set forth the Adjusted Purchase Price.

(c)    Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:

Exhibit 10.17

(i)    The Purchase Price shall be increased for the Company’s allocable share of costs, expenses and other liabilities with respect to the PGR Assets incurred and paid by the Company after September 30, 2005 and prior to the Closing Date and the Company’s allocable share of costs and expenses with respect to the PGR Assets incurred after September 30, 2005 and to be paid by the Company after Closing, including but not limited to, drilling and completion costs, land costs, facilities costs, lease operating costs and geological consulting fees;

(ii)   The Purchase Price shall be increased by the cost of the field inventories to be transferred to Buyer at Closing;

(iii)          The Purchase Price shall be reduced for the Company’s allocable share of revenues with respect to the PGR Assets attributable to production periods subsequent to September 30, 2005 and received by the Company prior to the Closing Date, less the amount of royalties, severance and ad valorem taxes attributable to such revenues;

(iv)          The Purchase Price shall be reduced for accrued ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom with respect to the PGR Assets to which Buyer is subject or will be liable; and

(v)   The Purchase Price will be reduced by any Title Defect Adjustments as calculated pursuant to Section 4.1 and increased by any Interest Addition Adjustment as calculated pursuant to Section 4.2.

2.4   Closing. Subject to the satisfaction or waiver of the closing conditions set forth in Sections 9.1 and 9.2, the closing (the “Closing”) of the purchase and sale of the POC Units shall take place at the offices of Davis Graham & Stubbs LLP at 10:00 a.m. Mountain time on March 1, 2006 or such earlier or later date as the parties agree (the “Closing Date”). Except as otherwise expressly provided in this Agreement or in any document contemplated by this Agreement, all matters at the Closing shall be considered to take place simultaneously and no delivery of any documents shall be deemed complete until all transactions and deliveries of documents are completed.

2.5   Payment. At the Closing, Buyer shall deliver the Adjusted Purchase Price minus the amount of the Deposit and the amount of the Escrow Account, if any, to the Company. The amount of the Escrow Account, if any, shall be paid at Closing to the Escrow Agent.

2.6   Further Assurances. At any time prior to, and from time to time after, the Closing, the parties hereto shall, at the request of the other and without further consideration, execute and deliver further instruments or documents as the other parties hereto may reasonably require to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

Exhibit 10.17

Section 3.	Representations and Warranties of the Company.

3.1   Making of Representations and Warranties. The Company hereby makes to Buyer the representations and warranties contained in this Section 3. The representations and warranties of the Company are hereby qualified by reference to the Disclosure Schedules attached hereto. References to the “knowledge” of the Company shall mean the actual knowledge, after reasonable inquiry, of James D. Lightner, Thomas W. Dyk, Daniel G. Blanchard, Douglas R. Harris or Rodney G. Mellott.

3.2   Authority. The Company has the full right, authority and power to enter into this Agreement and each agreement, document and instrument to be delivered by the Company, pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

3.3   Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite partnership action as may be applicable to the Company, and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

3.4   No Breach. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not and will not violate any provision of the organizational documents of the Company, POC or PGR; (ii) do not and will not violate any federal, state or local laws or regulations applicable to the Company, POC or PGR or any of their respective properties or assets; (iii) do not and will not result in the creation of any lien, security interest, charge or encumbrance upon any of the PGR Assets or the POC Units, and (iv) do not and will not result in a material breach of, constitute a material default under, accelerate any material obligation under or give rise to a right of termination under any indenture or loan agreement or any other material agreement or contract to which the Company, POC or PGR is a party.

3.5   Governmental Authorities; Consents. Except as set forth in Schedule 3.5, the Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.5, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby. Schedule 3.5 shall provide the required timing for obtaining or making application or filing with respect to the scheduled consents, approvals or authorizations.

3.6   Ownership of POC Units. The Company owns all right, title and interest in and to the POC Units free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind (except for security interests that will be released prior to or at the Closing). The POC Units represent all of the outstanding interests in the profits, losses and capital of POC.

Exhibit 10.17

3.7   Company Organization; Qualification. The Company is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own and operate its properties and to carry on its business as now conducted. The Company is qualified to do business as a foreign limited partnership in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company’s business or financial condition. PGR is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Colorado and has the requisite power and authority to own and operate its properties and to carry on its business as now conducted.

3.8   POC. POC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Colorado. POC was formed on December 12, 2005 as a Colorado limited liability company and as of the date of this Agreement does not own and has never owned any assets and is not subject to any liabilities. The Company and POC have satisfied all conditions and obtained all consents and approvals necessary to enable (i) the transfer and assignment of the PGR LLC Interests by the Company to POC, (ii) POC to act as the Operator under the JOA, and (iii) the redemption of the PGR LLC Interests by POC in consideration for the Direct Assignment, other than as provided in Schedule 3.8, which shall set forth all such consents and approvals obtained or to be obtained, and the transfer of such PGR LLC Interests and the redemption and Direct Assignment will be effected in compliance with applicable law and the terms of all applicable agreements.

3.9   [Intentionally Omitted]

3.10         Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.10, as of the Closing Date, there are no liabilities of POC or related to the PGR Assets, whether contingent, absolute, determined or otherwise, except for accounts payable incurred in the ordinary course of business.

3.11          No Material Adverse Changes. Except as set forth on Schedule 3.11 or as otherwise provided in this Agreement or as related to the transfer and assignment of the PGR LLC Interests to POC and the redemption of the PGR LLC Interests by POC in connection with the Direct Assignment, since September 30, 2005, the Company and PGR have each operated its business only in the ordinary course of business consistent with past practice and:

(a)    other than events or circumstances affecting the oil and gas industry or economy as a whole, there has been no change in the business of the Company as it relates to the PGR Assets, POC or PGR (including any damage or casualty loss to the PGR Assets not covered by insurance), nor has the Company or PGR entered into a material transaction or incurred a material expense other than sale expenses, in each case other than in the ordinary course of business consistent with past practice, that would result in a material adverse effect on the PGR Assets, the business or financial condition of the Company as it relates to the PGR Assets, POC or PGR, as applicable;

Exhibit 10.17

(b)    POC does not have any employment agreements;

(c)    there have not been sales or transfers by the Company, POC or PGR of properties or assets which are part of the PGR Assets or cancellation or prepayment of material debts or claims or waiver of material rights by the Company or PGR relating to the PGR Assets;

(d)    there has not been an amendment or termination of a material contract related to the PGR Assets or to which PGR or POC is or was a party;

(e)    there has not been a regulatory decision by a governmental authority regarding any of PGR Assets that would have a material adverse effect on the PGR Assets; and

(f)    there has not been any incurrence, assumption or guarantee by the Company, POC or PGR of any indebtedness.

3.12         Title to Properties.

(a)    As of the date of this Agreement, PGR owns the PGR Leases and PGR Wells described on Exhibit A. Exhibit A separately lists the related NRIs and WIs for each such PGR Lease and sets forth the Allocated Value of each PGR Lease. PGR has Defensible Title to the PGR Leases. As of the Closing Date, after the transfer and assignment of the PGR LLC Interests to POC and the redemption by POC of the PGR LLC Interests in connection with the Direct Assignment, POC will own directly the interest reflected in Exhibit A hereto in each of the PGR Leases and PGR Wells, subject to the provisions of the PGR LLC Agreement.

(b)    The Company has delivered to Buyer or made available for Buyer’s inspection complete and accurate copies of each of the PGR Leases, and none of such PGR Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to or made available for inspection by Buyer and except for Direct Assignment. To the knowledge of the Company, PGR is not in default under any of the PGR Leases, and no event has occurred and no circumstances exist which would, either with or without notice or the passage of time or both, result in such default under any of the PGR Leases.

(c)    To the knowledge of the Company, the equipment and other tangible assets used by PGR in the conduct of its oil and gas operations are, in all material respects, in good condition and repair, ordinary wear and tear excepted.

3.13         Tax Matters.

(a)    Each of the Company, POC and PGR has: (i) timely filed all Tax Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; and (ii) timely and properly paid all Taxes shown to be due and payable on such Tax Returns.

Exhibit 10.17

(b)    There are no liens for Taxes upon any assets of the Company, POC or PGR, except liens for Taxes not yet due as of the Closing Date, or which are being contested in good faith by all appropriate proceedings.

(c)    No deficiency for any Taxes has been asserted or assessed against the Company, POC or PGR that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company, POC or PGR regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending.

(d)    None of the Company, POC or PGR has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(e)    POC is a disregarded entity for federal income tax purposes. PGR has been a partnership for federal and applicable state income tax purposes since the date of its formation, and has never been taxable as a corporation or as an association taxable as a corporation.

(f)    Each of the Company and PGR have disclosed in their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of tax within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”) or any corresponding provision of state tax law, including any required filing of Form 8886 and compliance with alternative disclosure procedures utilizing Schedule M-3. There are no outstanding rulings, or requests for rulings, with any income tax authority addressed to either of the Company or PGR that are, or if issued would be, binding upon either of the Company or PGR for any tax period ending after the Closing Date.

(g)    Neither the Company nor PGR has (i) executed, become subject to or entered into any closing agreement pursuant to Section 7121 of the Code that would be binding on either of the Company or PGR, (ii) agreed to any extension of time with respect to the payment of any Taxes of either of the Company or PGR or any limitation period regarding the assessment of any such Taxes, or (iii) received approval to make or agreed to a change in any accounting method or has any application pending with any Tax authority requesting permission for any such change.

3.14         Contracts.  (a)  All operating agreements, production sales contracts, farmout agreements and other contracts or agreements relating to the PGR Leases and PGR Wells can be found either of record in the counties in which the PGR Leases are located or have been made available to Buyer and are listed on Schedule 3.14(a) and all other contracts to which the Company is a party that relate to the PGR Assets and to which PGR is a party that involve the performance of services or delivery of goods or materials by or to, or the expenditure or receipts of, the Company, POC or PGR of an amount or value in excess of $150,000, are listed on Schedule 3.14(a) (all of the foregoing, collectively, the “Contracts”) and to the knowledge of the Company, the Contracts are currently in full force and effect in accordance with their applicable terms. (b) Schedule 3.14(b) lists all Contracts that will be assigned by the Company to POC and the required timing of such assignments.

Exhibit 10.17

3.15         Litigation Against the Company. There are no actions, suits, proceedings, orders or investigations pending against the Company relating to the PGR Assets, POC or PGR or to which the Company (with respect to action relating to the PGR Assets), POC or PGR are a party.

3.16         Employee Matters. POC currently has no employees.

3.17         Insurance. The Company maintains insurance with respect to the PGR Assets and PGR’s operations. All of such insurance policies are in full force and effect and will be in full force and effect through the Closing Date. The Company is not in default with respect to its obligations under any of such insurance policies.

3.18         Compliance with Laws; Permits.

(a)    The Company, POC and, to the knowledge of the Company, PGR are not in violation of or in default under any law, regulation or order applicable to it, the effect of which, individually or in the aggregate with such other violations and defaults, could reasonably be expected to have a material adverse effect on the PGR Assets or the business or financial condition of the Company as related to the PGR Assets, POC or PGR.

(b)    To the knowledge of the Company, PGR has and on the Closing Date, POC will have, in full force and effect, or with respect to the Direct Assignment, will have filed or applied to obtain, all licenses, permits and certificates, from federal, state and local authorities used in and, individually or in the aggregate, material to the business or financial condition of PGR or POC, as applicable (collectively, the “Permits”). To the knowledge of the Company, PGR has conducted its business in compliance with all material terms and conditions of the Permits.

3.19         Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.20         PGR Leases and PGR Wells. To the knowledge of the Company, all of the PGR Wells have been or are being drilled, completed and operated (i) within the boundaries of the PGR Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and by law and (ii) are in material compliance with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof.

3.21         Marketing. To the knowledge of the Company, no amounts of hydrocarbons produced from the PGR Leases are subject to a sales contract (except for contracts terminable without penalty by PGR on not more than 30 days notice), and no person has any call upon, option to purchase or similar rights under any agreement with respect to the PGR Leases or to the production therefrom. PGR has not in any respect collected any proceeds from the sale of hydrocarbons produced from the PGR Leases that are subject to a material refund. As of the Closing Date, proceeds from the sale of oil, condensate and gas from the PGR Leases were being received in all respects by POC in a timely manner and were not being held in suspense for any reason. PGR has not been nor will POC be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a “take or pay” clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the PGR Leases at some future time without receiving full payment therefor at the time of delivery. There are no material gas imbalances as between PGR or POC and any third party with respect to operations relating to the PGR Leases.

Exhibit 10.17

3.22         Change in Property Condition. Since September 30, 2005, there has occurred no physical change in the real property relating to the PGR Leases (other than operations and productions in the ordinary course) or other casualty that adversely affects the value, use or operation of any of such Leases (other than declines due to actual depletion), except ordinary wear and tear and except any changes as would not have a material adverse effect.

3.23         Environmental Protection. To the knowledge of Company, the Company, POC and PGR have obtained all permits, licenses and other authorizations with respect to the PGR Assets which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes and true copies of all such permits, licenses and authorizations have been delivered to or made available for inspection by Buyer. To the knowledge of Company, the Company, POC and PGR are in compliance with all terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables applicable to the PGR Assets contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. None of the Company, POC or, to the knowledge of the Company, PGR has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans with respect to the PGR Assets which have not been remedied and which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

3.24         Warranties and Representations. THE PGR ASSETS HAVE BEEN UTILIZED BY THE COMPANY AND PGR FOR THE PURPOSE OF EXPLORATION, DEVELOPMENT, AND/OR PRODUCTION OF OIL AND GAS. THE COMPANY HAS MADE AVAILABLE TO BUYER PHYSICAL ACCESS TO THE PGR ASSETS AND, TO THE COMPANY’S KNOWLEDGE, ALL AVAILABLE INFORMATION REGARDING CRUDE OIL, GAS AND PRODUCED WATER WHICH MAY HAVE BEEN SPILLED OR DISPOSED OF ONSITE AND THE LOCATIONS THEREOF; PIT CLOSURES, BURIAL, LANDFARMING, LANDSPREADING, AND UNDERGROUND INJECTION; AND SOLID WASTE DISPOSAL SITES, IF ANY EXIST, HAVE BEEN MADE AVAILABLE TO BUYER. BUYER ACKNOWLEDGES THAT THERE MAY HAVE BEEN SPILLS OF THESE OR OTHER MATERIALS IN THE PAST ONTO THE PGR ASSETS. IN ADDITION, SOME PRODUCTION EQUIPMENT MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (HEREINAFTER REFERRED TO AS “NORM”). IN THIS REGARD, BUYER EXPRESSLY UNDERSTANDS THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE LANDS MAY CONTAIN NORM AND THE NORM-CONTAINING MATERIAL MAY BE BURIED AND OTHERWISE DISPOSED OF ON THE PGR ASSETS. BUYER ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE EQUIPMENT AND PGR ASSETS WHERE IT MAY BE FOUND AND THAT BUYER ASSUMES ALL LIABILITY FOR ASSESSMENT, REMOVAL AND DISPOSAL OF ANY SUCH MATERIALS AND ASSOCIATED ACTIVITIES.

Exhibit 10.17

EXCEPT AS ELSEWHERE PROVIDED IN THIS AGREEMENT, THIS AGREEMENT IS EXECUTED WITHOUT WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED, WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE EQUIPMENT OR PERSONAL PROPERTY OR ITS FITNESS FOR ANY PURPOSE AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER. BUYER UNDERSTANDS AND AGREES THAT THIS AGREEMENT IS MADE ON AN “AS IS, WHERE IS” BASIS AND BUYER RELEASES THE COMPANY FROM ANY LIABILITY WITH RESPECT THERETO WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO COMPANY’S NEGLIGENCE EXCEPT AS OTHERWISE PROVIDED HEREIN. WITHOUT LIMITING THE ABOVE, AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER WAIVES ITS RIGHT TO RECOVER FROM THE COMPANY AND FOREVER RELEASES, DISCHARGES AND INDEMNIFIES THE COMPANY FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER, (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PGR ASSETS OR ANY FEDERAL, STATE OR LOCAL LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. §9601 ET. SEQ.), THE RESOURCE CONSERVATION AND RECOVER ACT OF 1976 (42 U.S.C. §6901 ET. SEQ.), THE CLEAN WATER ACT (33 U.S.C. §466 ET. SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. §1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. §1801 ET. SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. §2601-2629).

THE COMPANY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, RESERVE OR OTHER REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE PGR ASSETS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PGR ASSETS OR THE ABILITY OR POTENTIAL ABILITY OF THE PGR ASSETS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PGR ASSETS OR ANY OTHER MATTERS CONTAINED IN CONFIDENTIAL INFORMATION OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY COMPANY OR ITS AGENTS OR REPRESENTATIVES; ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY THE COMPANY OR BY COMPANY’S AGENTS OR REPRESENTATIVES OR MADE AVAILABLE TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST COMPANY; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

Exhibit 10.17

Section 4.	Title Matters.

4.1   Purchase Price Adjustments for Defective Interests.

(a)    Notice of Defective Interest. Buyer shall give the Company written “Notice of Defective Interests” as soon as possible but no later than five (5) business days before the Closing Date, (the “Defect Notice Date”). This notice must be in writing and satisfy the following conditions precedent: (i) a description of each Defective Interest; (ii) the basis for each Defective Interest, and, if the basis is derived from any document, a copy of such document (or pertinent part thereof) shall be attached or if the basis is derived from any gap in PGR’S chain of title, the documents preceding and following the gap shall be attached; (iii) the Allocated Value of the affected PGR Lease; and (iv) Buyer’s good faith estimate of the Defect Value and the computations upon which Buyer’s estimate is based. If a PGR Lease has not been given an Allocated Value or the Allocated Value of PGR Lease is Fifty Thousand Dollars ($50,000) or less, the Company shall be deemed to have Defensible Title to such PGR Lease.

(b)    Defect Adjustments.

(1)   If a PGR Lease is a Defective Interest, the Purchase Price will be reduced under Section 2.3(c)(ii) by the corresponding Defect Value (which reduction is called a “Title Defect Adjustment”) unless prior to the Closing Date:

(A)    the Company either cures the Title Defect to Buyer’s reasonable satisfaction or elects to cure the Title Defect no later than 90 days after Closing; or

(B)    Buyer elects to waive the relevant Title Defect.

The Purchase Price shall be adjusted pursuant to Section 2.3 for Defective Interests only if the aggregate of all Defect Values, net of the Value of all Interest Additions, for all of the PGR Leases exceeds 3% of the Purchase Price (the “Title Threshold Amount”).

(2)   If a PGR Lease is a Defective Interest for which an adjustment to the Purchase Price would otherwise be required and the Company elects to cure the defect after Closing, Buyer and the Company shall at Closing in good faith agree to place a portion of the Purchase Price into an escrow account (the “Escrow Account”) established pursuant to an escrow agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”) with Wells Fargo Bank or another mutually acceptable financial institution (“Escrow Agent”) until Buyer’s receipt of the Company’s curative materials. The amount of the Escrow Account shall be the aggregate of all Defect Values net of the Value of Interest Additions.

Exhibit 10.17

(3)   If the Company has elected to cure a Title Defect and such Title Defect is cured on or before 90 days after Closing, the Escrow Agent shall distribute to the Company, immediately upon Buyer’s receipt of curative materials reasonably satisfactory to Buyer, the amount placed in the Escrow Account with respect to such Title Defect (and any account interest accrued thereon).

(4)   If the Company does not cure a Title Defect within the 90 day time period, Buyer shall be entitled to an amount equal to the corresponding Defect Value as provided in Section 4.1(b)(1).

(5)   If Buyer disputes the adequacy of the Company’s curative material, Buyer must invoke the dispute resolution mechanism set forth in Section 4.3 within 30 days after receipt thereof. If the parties dispute the Defect Value of a Defective Interest which is not timely cured, then the provisions of Section 4.3 shall apply.

4.2   Interest Additions. Promptly on discovery, Buyer or the Company, whichever is the discovering party shall notify the other of any interest that entitles PGR to receive more than the NRI set forth in Exhibit A, or obligates PGR to bear costs and expenses in an amount less than the WI set forth in Exhibit A (collectively, “Interest Additions”). The party who discovers Interest Additions must give the other party written notice of Interest Additions as soon as possible, but in no event later than on or before two (2) business days prior to Closing. This notice must be in writing and must include (i) a description of each Interest Addition, (ii) the basis for each Interest Addition, (iii) the Allocated Value of the PGR Lease affected by the Interest Addition, and (iv) the value of the Interest Addition or the amount by which the notifying party believes the Allocated Value of the PGR Lease has been increased by the Interest Addition (“Value of Interest Addition”) and the computations upon which such party’s belief is based. The Value of Interest Addition shall be determined by the parties in good faith taking into account all relevant factors and the Purchase Price will be increased in accordance with Section 2.3 by such an amount (“Interest Addition Adjustment”) if the aggregate of all Interest Addition Adjustments, net of the aggregate of all Defect Values, exceeds One Hundred Fifty Thousand Dollars ($150,000.00) (the “Addition Threshold Amount”).

4.3   Title Dispute Resolution. The parties agree to resolve disputes concerning the following matters pursuant to this Section: (i) the existence and scope of a Title Defect, (ii) the Defect Value of that portion of the PGR Lease affected by a Title Defect, (iii) the Value of an Interest Addition, and (iv) the adequacy of the Company’s Title Defect curative materials (the “Title Disputed Matters”). The parties agree to attempt to initially resolve all disputes through good faith negotiations. If the parties cannot resolve disputes regarding items (i), (ii) or (iii) on or before fifteen (15) days after Closing, the Disputed Matters will be finally determined by binding arbitration pursuant to Section 11.7 with an independent arbitrator mutually acceptable to the parties or, if none, with a panel of three arbitrators appointed pursuant to Section 11.7 who are qualified by education, knowledge and experience with title defects affecting the types of properties which are subject to the disputed Title Defect and have a minimum of ten years experience with such types of defects and properties. The arbitrator(s) shall take into account the factors set forth in the definition of “Defect Value” and employ such independent attorneys, petroleum engineers and/or other consultants as deemed necessary. On or before 60 days after Closing, Buyer and the Company shall present their respective positions in writing to the Arbitrator(s), together with such evidence as each party deems appropriate. The Arbitrator(s) shall be instructed to resolve the dispute through a final decision within 90 days after Closing and the final decision may be reflected in a final settlement statement. If the parties cannot resolve disputes regarding Section 4.3 (iv) within five (5) days after Buyer’s receipt of the Company’s Title Defect curative materials, the dispute will similarly be finally determined by binding arbitration pursuant to Section 11.7 and this Section 4.3 but the arbitration hearing shall be held no later than fifteen (15) days after Buyer’s receipt of the Company’s Title Defect curative materials with a final decision no later than twenty-five (25) days after Buyer’s receipt of the Company’s Title Defect curative materials and the final decision shall similarly be reflected in a final settlement statement.

Exhibit 10.17

4.4    Termination. Notwithstanding the foregoing, if the aggregate of all Defect Values, net of the Value of all Interest Additions, for all of the PGR Leases exceeds Ten Percent (10%) of the Purchase Price set forth in Section 2.3, the Company or Buyer may terminate this Agreement upon written notice to the other party delivered no later than 5:00 p.m. on the day before the scheduled Closing Date; provided however that Buyer, at its sole discretion, may elect to waive all or any portion of any Title Defect to reduce the aggregate Title Defect Values below such percentage in which event this Agreement shall remain in full force and effect. If a party has elected to exercise this right of termination and the other party does not agree that the right of termination has been triggered, the objecting party shall notify the other party on or before 5:00 p.m. on the scheduled Closing Date and, thereafter, unless the parties are able to resolve the dispute within three (3) days after the originally scheduled Closing Date, the matter shall be determined by binding arbitration pursuant to Section 11.7, before a panel of arbitrators meeting the qualifications set forth in Section 4.3, and with the arbitrators to be appointed and the arbitration to be conducted within the time frame provided in Section 4.3 for Title Disputed Matters other than those relating to Title Defect curative materials. In the event of an objection over whether the right to terminate has been triggered, the Closing shall be extended until three (3) business days after the dispute is resolved by parties as provided in this Section 4.4 or the parties receive a final decision from the arbitrators, whichever is applicable.

4.5   Preferential Rights. The Company has no knowledge of any preferential rights of third parties applicable to the transaction contemplated by this Agreement. Nonetheless, if prior to Closing, the Company or Buyer becomes aware of any claims asserted by third parties that preferential rights are applicable to this transaction, it shall promptly notify the other party of such fact. In such event, the Company agrees (a) to join in the defense of such claim, (b) to present the best defense possible, (c) to deliver to Buyer copies of such records, documents, files and other data which it possesses pertaining to such claim, and (d) to take such actions or do, or cause to be done, all things necessary, proper or advisable, which Buyer may reasonably and lawfully request in defense against such claims. The Company shall bear its own costs incurred in performing its obligations under this section.

Exhibit 10.17

Section 5.	Covenants of the Company.

5.1   Conduct of Business. Unless otherwise contemplated by this Agreement or related to the transfer and assignment of the PGR LLC Interest to POC and the redemption by POC of the PGR LLC Interest in connection with the Direct Assignment, or unless otherwise approved by Buyer in writing, from the date hereof until the Closing Date, the Company shall:

(a)    conduct its business with respect to the PGR Assets and the business of PGR only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

(b)    refrain from doing or permitting to occur any of the following: (i) selling, pledging, disposing of or encumbering any of the PGR Assets except (A) pursuant to existing contracts or commitments or (B) in the ordinary course of business; (ii) amending the PGR LLC Agreement, (iii) allowing PGR to incur any indebtedness for borrowed money except accounts payable and other expenditures in the ordinary course of business or issue any debt securities;

(c)    (i)  use commercially reasonable efforts to preserve intact the Company’s business organization and goodwill with respect to the PGR Assets and PGR’s business organization and goodwill and maintain its business relationships with suppliers, distributors, customers and others having business relationships with the Company and PGR consistently with past practice; (ii) confer with representatives of Buyer to report operational matters and the general status of ongoing operations; (iii) promptly notify Buyer in writing if the Company shall discover that any representation or warranty made in this Agreement was when made, or has subsequently become, untrue in any respect; and

(d)   (i)  file any Tax Returns, elections or information statements with respect to any liabilities for Taxes of the Company, POC or PGR or other matters relating to Taxes of the Company, POC or PGR which pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax Returns, elections or information statements to Buyer; and (iii) make any new Tax elections or other discretionary positions or change any existing Tax elections or other discretionary positions with respect to Taxes affecting POC, the PGR Assets or PGR only upon prior consultation with Buyer.

5.2   Access to Information; Confidentiality.

(a)    From the date hereof until the Closing Date, the Company will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company that relate to the PGR Assets and PGR, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the PGR Assets and PGR as such may be reasonably requested and (iii) instruct the counsel, financial advisors and other authorized representatives of the Company to cooperate with Buyer in its investigation of the PGR Assets and PGR. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or PGR. Notwithstanding the foregoing, Buyer shall not have access to other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

Exhibit 10.17

(b)    On and after the date hereof and through the Closing Date, the Company will afford promptly to Buyer and its agents reasonable access to its books of account, financial statements and other records (including, without limitation, accountant’s work papers), information, knowledgeable personnel and auditors to the extent necessary or useful for Buyer in connection with the preparation and audit of segmented and other financial statements and other reports as may be required to be filed by Buyer with the United States Securities and Exchange Commission (the “SEC”), any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company and PGR; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of the Company or PGR. Buyer shall bear all of the costs and expenses (including, without limitation, attorneys’ fees) in connection with the foregoing.

(c)    The Company hereby consents to Buyer conducting, prior to Closing and upon advance notice to the Company, at Buyer’s sole risk and expense, on-site inspections and an ASTM Phase One Environmental Assessment (an “Environmental Assessment”) of the PGR Wells and PGR Leases; provided that Buyer shall not conduct any sampling activities without prior notice and consent of the Company, which consent shall not be unreasonably withheld. In connection with any such on-site inspections or Environmental Assessment, Buyer agrees not to interfere with the normal operation of the PGR Leases and agrees to comply with all requirements and safety policies of the operator. If Buyer or its agents prepares an Environmental Assessment of any property, Buyer will furnish copies thereof to the Company. The parties shall execute a “common undertaking” letter regarding the confidentiality of environmental assessments where appropriate. In connection with the granting of such access, Buyer represents that it is adequately insured and, waives, releases and agrees to indemnify the Company and its representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

(d)    Through the 90th day following the Closing Date, the Company will provide Buyer, its auditors and other Representatives reasonable access to knowledgeable personnel and the Company’s auditors to the extent necessary or useful for Buyer in connection with the preparation and audit of segmented and other financial statements and other reports as may be required to be filed by Buyer with the SEC, any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company and PGR. Buyer shall bear all of the costs and expenses (including, without limitation, attorneys’ fees) in connection with the foregoing.

5.3   Conditions. The Company shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 9.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

5.4   Exclusive Dealings. The Company will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, consider or pursue, any proposal of any other person relating to the acquisition of POC, the PGR Assets or PGR, in whole or in part (other than with respect to the Excluded Assets), whether directly or indirectly, through purchase, merger, consolidation or otherwise. The Company will promptly notify Buyer regarding any contact of which it has knowledge between the Company or PGR and any other Person regarding any such offer or proposal or any other related inquiry, including full and complete disclosure of all details regarding such contact.

Exhibit 10.17

5.5   Redemption of PGR LLC Interests. The Company shall transfer and assign its PGR LLC Interests to POC and shall cause POC to redeem all of the PGR LLC Interests in connection with the Direct Assignment in accordance with and subject to the provisions of the PGR LLC Agreement. After the Direct Assignment, the term “PGR Assets” shall refer to POC’s direct percentage interest in the PGR Assets.

5.6   Deliveries. On the Closing Date, the Company shall execute and deliver to Buyer all of the following:

(a)    a certificate signed by the General Partner of the Company dated as of the Closing Date to the effect that the statements set forth in paragraphs (a) and (b) of Section 9.1 are true and correct;

(b)   an assignment for transfer of the POC Units in form and substance substantially as set forth in Exhibit B;

(c)    an assignment and bill of sale for the Direct Assignment in form and substance substantially as set forth in Exhibit C;

(d)   all books, records, files and materials of the Company related to the Company’s administration of the PGR Assets, PGR or POC;

(e)   the Escrow Agreement, if required;

(f)    resignation of any officers of POC;

(g)   an opinion of counsel for the Company in substantially the form set forth in Exhibit D;

(h)   a nonforeign certificate under Section 1445 of the Code;

(i)    a certificate of good standing with respect to the Company, issued not more than ten (10) days prior to the Closing Date by (i) the Secretary of State of the State of Delaware and (ii) by the Secretary of State of Colorado and a certificate of good standing with respect to POC issued not more than ten (10) days prior to the Closing Date by the Secretary of State of Colorado; and

(j)    Non-Competition Agreements in the form attached hereto as Exhibit E from each of the Company, Orion Energy Partners, Inc., James D. Lightner, Thomas W. Dyk, Daniel G. Blanchard, Douglas R. Harris and Rodney G. Mellott.

Exhibit 10.17

Section 6.	Representations and Warranties of Buyer.

6.1   Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company contained in this Section 6 as of the date hereof and the Closing Date.

6.2   Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

6.3   Authority of Buyer. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

6.4   Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of Buyer and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

6.5   No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby (i) do not and will not violate any provisions of the organizational documents of Buyer; (ii) do not and will not violate any federal, state, local or foreign laws or regulations applicable to Buyer; and (iii) do not and will not result in a material breach of, constitute a material default under, accelerate any material obligation under or give rise to a right of termination under any indenture or loan agreement or any other material agreement or contract to which Buyer is party.

6.6   Litigation. There is no litigation pending or, to Buyer’s knowledge, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

6.7   Governmental Authorities; Consents. Other than reports required to be made by Buyer with the SEC, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

Exhibit 10.17

6.8   Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

6.9   Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.10         Investment Representations.

(a)    Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the company as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that the Company has given Buyer complete and open access to the key employees, documents and facilities of the Company and PGR and which are related to the PGR Leases. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees to accept the POC Units and the PGR Assets in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the PGR Assets or the future business and operations of the Company or the PGR Assets or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the PGR Assets or the Company or their respective businesses or operations, except as expressly set forth in this Agreement.

(b)    Buyer has such knowledge and expertise in financial, business and oil and gas matters that Buyer is capable of evaluating the merits and risks involved in the purchase of the POC Units and the PGR Assets.

(c)    Buyer is acquiring the POC Units for investment purposes only, solely for the account of Buyer (and not as a nominee or agent), and not with a view towards the resale or distribution of any part thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

(d)    Buyer is an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act.

Exhibit 10.17

Section 7.	Covenants of Buyer.

7.1   Confidentiality. Buyer agrees that, unless and until the Closing has been consummated, Buyer and the Buyer Representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company with respect to the business or financial condition of the Company, PGR or the PGR Wells and PGR Leases except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in the industry or which has been disclosed to Buyer by third parties, which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return to the Company (or certify that it has destroyed) all copies of such data and information, including, but not limited to, financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda and other documents prepared by or made available to Buyer in connection with the transactions. Notwithstanding the foregoing, Buyer shall be permitted to disclose such information about the Company and PGR and the transactions contemplated hereby as shall be legally required; provided that Buyer shall give prior notice of such disclosure to the Company sufficiently in advance of such disclosure so that the Company may seek to obtain confidential treatment thereof if available.

7.2   Compliance. Buyer shall make all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.3   Conditions. Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 9.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof.

7.4   Due Diligence.

(a)    Buyer agrees that it shall, and it shall cause its contractors, subcontractors, agents, employees and consultants (collectively “Buyer Representatives”) to, conduct and perform Buyer’s due diligence investigation of the Company, PGR and the PGR Wells and PGR Leases in a good and workmanlike manner and Buyer shall be solely responsible for the prompt payment of all costs and expenses incurred in connection therewith, including without limitation, all field and laboratory costs, insurance premiums, consultants’ fees, and attorneys’ and experts’ fees.

(b)    Buyer agrees to indemnify, protect, defend and hold harmless the Company and its employees, officers, directors, managers, accountants, agents and advisors and each of them, in all capacities including individually, from any liability, claim, cause of action, damage, cost or other expense of every nature whatsoever including, without limitation, reasonable attorney’s fees, personal injury claims, loss of use of, or damage to, the assets or business of the Company or PGR, incurred as a result of Buyer’s due diligence.

Exhibit 10.17

(c)    Buyer shall conduct its due diligence in a manner which minimizes interference with the Company, PGR and their business and operations. Upon completion of due diligence, Buyer, at its sole cost and expense, shall remove all materials, equipment, machinery, and other items used by any of Buyer or Buyer Representatives and, with respect to fields, assets, or real property, repair and restore such assets and property to their condition as they existed immediately prior to Buyer’s entry upon and performance of its due diligence.

7.5   Notification. Buyer shall promptly notify the Company in writing if Buyer discovers that any representation or warranty made in this Agreement was when made, or has subsequently become, untrue in any respect.

7.6   Payment. On the Closing Date, Buyer shall make the payments required pursuant to Section 2.5.

7.7   Deliveries. On the Closing Date, Buyer shall execute and deliver to the Company all of the following:

(a)    a certificate signed by the appropriate officer of Buyer dated as of the Closing Date to the effect that the statements set forth in paragraphs (a) and (b) of Section 9.2 are true and correct;

(b)    the Escrow Agreement, if required; and

(c)    a certificate of good standing with respect to Buyer, issued not more than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware.

Section 8.	[Intentionally Omitted].

Section 9.	Conditions.

9.1   Conditions to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)    Representations; Warranties; Covenants. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for such representations and warranties as are made as of a specified date and except for such breaches of representations and warranties as do not, individually or in the aggregate, have a material adverse effect.

(b)    No Proceedings. There shall not be instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the PGR Assets, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the PGR Assets, as a result of the transactions contemplated hereby, or (iii)  seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto.

Exhibit 10.17

(c)    Performance. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(d)    Consents and Approvals. The Company shall have obtained, or caused to be obtained, and delivered to Buyer each consent and approval in Schedule 3.5 or Schedule 3.8 that is required to be delivered at or prior to Closing. The Company shall have made all filings and applications with respect to consents or approvals for which filings or applications are required at or prior to Closing as provided in Schedule 3.5 or Schedule 3.8.

(e)    Contracts. The Company shall deliver assignments for those Contracts listed on Schedule 3.14(b) that are designated as to be assigned to POC at or prior to Closing.

(f)    Closing Documents. Buyer shall have received from the Company all of the documents referred to in Section 5.6 above.

9.2   Conditions to Obligations of the Company. The obligations of the Company to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)    Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date except for such representations and warranties as are made as of a specified date and except for such breaches of representations and warranties as do not, individually or in the aggregate, have a material adverse effect.

(b)    No Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the PGR Assets, or to compel Buyer or any of its subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries or of the PGR Assets, as a result of the transactions contemplated hereby, and (iii)  seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto.

(c)    Performance. Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(d)    Payment of Adjusted Purchase Price. Buyer shall have made the payments required pursuant to Section 2.5.

Exhibit 10.17

(e)    Consents and Approvals. Buyer shall have obtained, or caused to be obtained, each consent and approval required of it in order to complete the transactions contemplated hereby.

(f)    Closing Documents. The Company shall have received from Buyer all of the documents referred to in Section 7.7 above.

Section 10.	Termination of Agreement; Rights to Proceed.

10.1         Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

(a)    by mutual written consent of Buyer and the Company;

(b)    by Buyer or the Company, if the Closing has not occurred on or before April 1, 2006 (the “Termination Date”); provided that the terminating party is not in material breach of this Agreement;

(c)    by Buyer or the Company pursuant to Section 4.4; or

(d)    by either the Company or Buyer if consummation of the transactions contemplated hereby would violate a nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 10.1(b), (c) or (d) shall give notice of such termination to the other party.

10.2         Effect of Termination. If this Agreement is terminated as permitted by Section 10.1, such termination shall be without liability of either party (or any stockholder, member, partner, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement and the Deposit shall be returned to Buyer; provided that if a termination under Section 10.1(b) or (d) shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein (any of (i), (ii) or (iii), a “Breach”), then, in the case of a Breach by Buyer, the Company shall retain the Deposit and the retention of the Deposit by the Company in such circumstances shall in no way limit the amount of damages that may be recovered by the Company from Buyer with respect to Losses suffered as a result of Buyer’s Breach (with the Deposit to be applied against any damages awarded against Buyer), and in the case of a Breach by the Company, Buyer shall have the right to pursue all available legal and equitable remedies including, without limitation, specific performance. In the case of a termination by Buyer under Section 10.1(c), the return to Buyer of the Deposit shall be Buyer’s sole and exclusive remedy against the Company, and the Company shall have no further liability to Buyer. The provisions of Sections 7.1, 11.1, 11.6 and 11.7 shall survive any termination hereof pursuant to this Section 10.

Exhibit 10.17

Section 11.	Miscellaneous.

11.1         Fees and Expenses. Each party shall pay its own expenses and costs associated with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

11.2         Survival of Representations and Warranties. All representations and warranties made by the Company or Buyer shall survive the Closing until the first anniversary of the Closing Date (the “Survival Period”). All covenants made by the Company or Buyer shall survive until June 15, 2009.

11.3         Indemnification by the Company. From and after Closing, and subject to Section 11.5, the Company shall indemnify and hold harmless Buyer and its representatives, stockholders, controlling persons, and Affiliates (the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any Loss arising, directly or indirectly, from or in connection with: (a) any Breach by the Company of any representation or warranty made by the Company in this Agreement; and (b) any Breach by the Company of any covenant or obligation of the Company in this Agreement.

11.4         Indemnification by Buyer. From and after Closing, and subject to Section 11.5, Buyer shall indemnify and hold harmless each the Company and its Affiliates (the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of, any Loss arising, directly or indirectly, from or in connection with: (a) any Breach by Buyer of any representation or warranty made by Buyer in this Agreement and (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

11.5         Limitations on Indemnity. Neither party will have any liability under Section 11.3 or 11.4 as the case may be for indemnification with respect to any representation or warranty unless the party seeking indemnification notifies the indemnifying party of a claim in writing specifying the claim in reasonable detail prior to the end of the Survival Period. The Company shall not have any liability for indemnification with respect to matters described in Section 11.3(a) or, to the extent relating to any failure to perform or comply prior to the Closing Date, Section 11.3(b), until the total of all Losses with respect to such matters exceeds $750,000 and then only for the amount by which such Losses exceeds $750,000, provided that the foregoing deductible shall not apply to any Breach of a representation, warranty or covenant relating to income taxes or with respect to Section 5.1(b) and (d), and the first sentence of Section 5.4. The Company shall not have any liability for indemnification with respect to Losses suffered by the Buyer Indemnified Persons, in the aggregate, in excess of $15,000,000, provided that the foregoing limitation shall not apply to any Breach of a representation, warranty or covenant relating to income taxes.

11.6         Governing Law; Consent to Jurisdiction. This Agreement and all disputes, actions or proceedings arising out of or relating to this Agreement or the negotiation, validity or performance hereunder or the transactions contemplated hereby and/or the rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws provisions. Each of the parties hereto hereby irrevocably and unconditionally consents to the jurisdiction of the Center for Public Resources to resolve any such dispute, action or proceeding (except with respect to any equitable remedy to which a party is entitled), and further consents to the jurisdiction of the courts of the State of Colorado and the United States District Court for the District of Colorado for the purpose of enforcing the arbitration provisions of Section 11.7 and pursuing any equitable remedy. Each of the parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such dispute, action or proceeding before the Center for Public Resources based on a lack of personal jurisdiction or the laying of venue, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any court that arbitration before the Center for Public Resources has been brought in an inconvenient forum. Each of the parties hereto further agree that service of process, summons, notice or document by U.S. registered mail to such party’s address set forth in Section 11.8 hereof shall be effective service of process for any such dispute, action or proceeding brought against such party in any such court.

Exhibit 10.17

11.7         Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination negotiation, or validity hereof and/or the rights or obligations of the parties arising out of or relating to this agreement or the breach, termination, negotiation, or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the “CPR Rules”). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Denver, Colorado.

Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

(a)    mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

(b)    no other discovery;

(c)    hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

(d)    decision to be rendered not more than ten (10) days following such hearings.

Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.7 shall not apply with respect to any equitable remedies to which any party may be entitled.

11.8         Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile transmission, upon acknowledgment of receipt by the recipient, (ii) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday or Sunday if sent for delivery on such days), (iii) or if sent by registered or certified mail, upon the earlier of the date on which receipt is acknowledged or the date which is three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

Exhibit 10.17

TO BUYER:

Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309-0640
Attn: Land Manager
Fax: (661) 616-3886
Tel: (661) 616-3900

With copies to:

Musick, Peeler & Garrett LLP
200 North Westlake Boulevard, Suite 204
Westlake Village, California 91362
Attn: Laura McAvoy
Fax: (805) 418-3101
Tel: (805) 418-3115

and

Holland & Hart LLP
555 Seventeenth Street, Suite 2700
Denver, Colorado 80201
Attn: Davis O’Connor
Fax: (303) 295-8261
Tel: (303) 295-8000

If to Company:

Orion Energy Partners L.P.
1675 Broadway, Suite 2000
Denver, CO 80202
Attn: General Partner
Fax: (303) 595-3043
Tel: (303) 595-3030

Exhibit 10.17

With a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, CO 80202
Attn: Chris Richardson
Fax: (303) 893-1379
Tel: (303) 892-9400

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

11.9   Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, reflects the entire agreement of Buyer and the Company with respect to its subject matter, and replaces and supersedes the Original Agreement and all previous written or oral negotiations, commitments and writings. The Original Agreement is hereby terminated and all rights and obligations of the parties thereto are hereby terminated and discharged.

11.10         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.11         Assignability; Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

11.12         Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

11.13         Execution in Counterparts/Third Party Beneficiaries. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Facsimile signatures shall constitute original signatures. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.14         Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and the Company, or in the case of a waiver, the party waiving compliance.

Exhibit 10.17

11.15         Publicity and Disclosures. Except as and to the extent required by law, without the prior written consent of Buyer, the Company will not and the Company will direct their representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding a transaction between the parties or any of the terms, conditions, or other aspects of the transaction. If the Company is required by law to make any such disclosure, it must first provide to Buyer the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made and afford Buyer a reasonable opportunity to comment upon and request changes in the disclosure. In the period before Closing, prior to Buyer making any press release or public disclosure regarding this Agreement or the transaction between the parties, Buyer will provide the Company with relevant portions of any such disclosure and afford the Company a reasonable opportunity to comment and request changes to such disclosure.

11.16         Disclosure Schedules. The representations and warranties contained in Section 3 are qualified by reference to the Disclosure Schedules attached hereto. The Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent provided in this Agreement. The Disclosure Schedules may include items or information which the Company is not required to disclose under this Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation of the Company under the Agreement. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Company or the financial position or results of operation of the PGR Assets or the Company.

Cross references that may be contained in certain of the Disclosure Schedules to other Disclosure Schedules should not be regarded as all-inclusive. Information contained in various Disclosure Schedules or sections and subsections of the Disclosure Schedules may be applicable to other Disclosure Schedules or sections and subsections. Every matter, document or item referred to, set forth or described in one Disclosure Schedule shall be deemed to be disclosed under each and every part, category or heading of that Disclosure Schedule and all other Disclosure Schedules and shall be deemed to qualify the representations and warranties of the Company in the Agreement, to the extent such matter, document or item may apply. Headings have been inserted on sections of the Disclosure Schedules for the convenience of reference only and shall to no extent affect the construction or interpretation of any of the provisions of the Agreement or the Disclosure Schedules.

Exhibit 10.17

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BUYER

BERRY PETROLEUM COMPANY

By:		/s/ Michael Duginski
	Name:	Michael Duginski
	Title:	Executive Vice President

COMPANY

ORION ENERGY PARTNERS L.P.

By: Orion Energy Partners, Inc., its General Partner

By:		/s/ Daniel G. Blanchard
	Name:	Daniel G. Blanchard
	Title:	Executive Vice President